Exhibit 99.1

PLANET FITNESS APPOINTS CAMMIE DUNAWAY TO BOARD OF DIRECTORS

HAMPTON, NH (October 16, 2017) – Planet Fitness, Inc. (NYSE: PLNT), one of the largest and fastest-growing franchisors and operators of fitness centers in the U.S., today announced the appointment of Cammie Dunaway to its board of directors, effective immediately.

Mrs. Dunaway joins the Planet Fitness Board with more than 25 years of experience leading the marketing and general management of global brands like Yahoo!, Nintendo and Frito-Lay. Most recently, Mrs. Dunaway served as U.S. president and global chief marketing officer at Kidzania.

“Cammie is a seasoned marketing leader with a track record of delivering strong results for some of the most iconic consumer brands out there,” said Chris Rondeau, chief executive officer of Planet Fitness, Inc. “We are confident that her innovative marketing experience in a broad range of industries will be extremely valuable as Planet Fitness enters the next stage of our strategic growth.”

Previously, Mrs. Dunaway served as executive vice president for Nintendo, where she oversaw all sales and marketing activities for the company in the United States, Canada, and Latin America. Prior to Nintendo, Mrs. Dunaway was chief marketing officer for Yahoo! where she led consumer, enterprise, and partnership marketing initiatives. During her 13-year tenure with Frito-Lay, Mrs. Dunaway held various senior leadership positions.

Mrs. Dunaway currently serves on the boards of Red Robin Gourmet Burgers, Nordstrom fsb and Go Health.  Mrs. Dunaway graduated with an M.B.A. from Harvard Business School and a Bachelor of Business Administration from the University of Richmond.

About Planet Fitness

Exhibit 99.1

Founded in 1992 in Dover, N.H., Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the United States by number of members and locations. As of June 30, 2017, Planet Fitness had over 10 million members and 1,400 stores in 48 states, the District of Columbia, Puerto Rico, Canada and the Dominican Republic. The Company's mission is to enhance people's lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 95% of Planet Fitness stores are owned and operated by independent business men and women.

Media Contact

McCall Gosselin, Planet Fitness

press@pfhq.com

603-957-4650

Julia Young, ICR

julia.young@icrinc.com

646-277-1280